Exhibit 3.1

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                               ARTICLES OF MERGER

                                     BETWEEN

                    AMERICAN GENERAL HOSPITALITY CORPORATION

                                       AND

                              CAPSTAR HOTEL COMPANY


THIS IS TO CERTIFY THAT:

                  FIRST: American General Hospitality Corporation ("AGH" or the "Surviving Corporation" as the context may require) and CapStar Hotel Company ("CapStar" or the "Merging Corporation" as the context may require) agree to merge in the manner hereinafter set forth.

                  SECOND:   AGH  is the corporation to survive the merger.

                  THIRD: AGH is incorporated under the laws of the State of Maryland. CapStar was incorporated under the General Corporation Law of the State of Delaware on May 29, 1996. The Merging Corporation was qualified to do business in the State of Maryland on September 30, 1996. The Merging Corporation has no principal office in the State of Maryland.

                  FOURTH: The principal office of the Surviving Corporation in the State of Maryland is located in Baltimore City.

                  FIFTH: The Merging Corporation owns interests in land located in the following counties of the State of Maryland:
                                   Baltimore City
                                   Howard County

                  SIXTH: Pursuant to the merger described herein, the charter of AGH will be amended by deleting Article II in its entirety and substituting in lieu thereof the following new article:


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                                   "ARTICLE II
                                      NAME

               The name of the corporation (the "Corporation") is:

                        MeriStar Hospitality Corporation"

                  SEVENTH: The total number of shares of all classes of stock which each corporation party to these Articles has the authority to issue and the number of shares of each class are as follows:

                           a)       Surviving Corporation

                           The total number of shares of all classes of stock
which the Surviving Corporation has authority to issue is 100,000,000 shares of common stock, par value $0.01 per share (the "Surviving Corporation Common Stock").

The aggregate par value of all shares of all classes of stock having a par value is $1,000,000.

                           b)       Merging Corporation

                           The total number of shares of all classes of stock
which the Merging Corporation has authority to issue is 74,000,000 shares, consisting of 25,000,000 shares of preferred stock, par value $0.01 per share, and 49,000,000 shares of common stock, par value $0.01 per share (the "Merging Corporation Common Stock"). The aggregate par value of all shares of all classes having a par value is $740,000.

                  EIGHTH: At the Effective Time (as defined in Article Eleventh below), the Merging Corporation shall be merged into the Surviving Corporation (such merger referred to herein as the "Merger"); and, thereupon, the Surviving Corporation shall possess any and all purposes and powers of the Merging Corporation; and all leases, licenses, property, rights, privileges, and powers of whatever nature and description of the Merging Corporation shall be transferred to, vested in and devolved upon the Surviving Corporation, without further act or deed, subject to all of the debts and obligations of the Merging Corporation.

                  As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any capital stock of the Merging Corporation, (i) each issued and outstanding share of Merging Corporation Common Stock, shall be converted into and become 1.0 fully paid and nonassessable share of Surviving Corporation Common Stock, (ii) each issued and outstanding share of Merging Corporation Stock owned by the Merging Corporation as treasury stock or owned by AGH shall be canceled, and (iii) each issued and outstanding share of AGH shall be converted into and become .8475 fully paid and nonassessable shares of Surviving Corporation Common Stock.

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                  NINTH: The terms and conditions of the transaction described in these Articles were duly advised, authorized and approved by the Merging Corporation in the manner and by the vote required by the laws of the State of Delaware and the charter of the Merging Corporation, as follows:

                  (a) The Board of Directors of the Merging Corporation, at a meeting duly called and held, adopted a resolution declaring that the terms and conditions of the merger described herein were advised, authorized and approved.

                  (b) At a meeting duly called and held, a proposal to approve the Merger setting forth the terms and conditions of the Merger was approved by the affirmative vote of the holders of not less than a majority of the outstanding shares of the Merging Corporation Common Stock.

                  TENTH: The terms and conditions of the transaction described in these Articles were duly advised, authorized and approved by AGH in the manner and by the vote required by the laws of the State of Maryland and the charter of AGH, as follows:

                  (a) The Board of Directors of AGH, at a meeting duly called and held, adopted a resolution declaring that the terms and conditions of the merger described herein were advised, authorized and approved.

                  (b) At a meeting duly called and held, a proposal to approve the Merger setting forth the terms and conditions of the Merger was approved by the affirmative vote of the holders of not less than a majority of the outstanding shares of AGH Common Stock.

                  ELEVENTH: These Articles of Merger shall become effective at 9:00 a.m., New York time, on August 3, 1998 (the "Effective Time").

                  TWELFTH: Each undersigned officer of AGH and CapStar acknowledges these Articles of Merger to be the corporate act of the respective corporate party on whose behalf he has signed, and further, as to all matters or facts required to be verified under oath, each respective officer of AGH and CapStar acknowledges that to the best of his knowledge, information and belief, these matters and facts relating to the corporation on whose behalf he has signed are true in all material respects and that this statement is made under the penalties for perjury.


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                  IN WITNESS WHEREOF, these Articles of Merger have been duly executed by the parties hereto this 31st day of July 1998.



ATTEST:                                     ICAN GENERAL HOSPITALITY
                                            ORATION

/s/ Bruce G. Wiles                      By: /s/ Steven D. Jorns
-----------------------------------         ------------------------------(SEAL)
    Name: Bruce G. Wiles                          Name: Steven D. Jorns
    Title: Executive Vice President               Title: Chairman of the Board,
           and Assistant Secretary                       Chief Executive Officer
                                                         and President


ATTEST:                                     CAPSTAR HOTEL COMPANY

/s/ Christopher L. Bennett              By: /s/ Paul W. Whetsell
---------------------------------------     ------------------------------(SEAL)
    Name: Christopher L. Bennett               Name: Paul W. Whetsell
    Title: Vice President, Legal               Title: Chairman of the Board,
           and Assistant Secretary                    Chief Executive Officer
                                                      and President




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